Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jonathan Lewinsohn, Joseph Carvalho, Ben Pasternack, Michael Cohn, and Vishal Sheth with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Diameter Credit Company, any statement of beneficial ownership on Form 3, 4, or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 30th day of July, 2024.

/s/ Jonathan Lewinsohn	Chair of the Board, Trustee
Jonathan Lewinsohn

/s/ Amanda R. Wurtz	Trustee
Amanda R. Wurtz

/s/ Daniel Kasell	Trustee
Daniel Kasell

/s/ Steven Bossi	Trustee
Steven Bossi

/s/ Joseph Carvalho	Co-Chief Executive Officer and Co-President, Trustee
Joseph Carvalho

/s/ Ben Pasternack	Co-Chief Executive Officer and Co-President
Ben Pasternack

/s/ Michael Cohn	General Counsel and Chief Compliance Officer
Michael Cohn

/s/ Vishal Sheth	Chief Financial Officer
Vishal Sheth